SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                           ____________


                             FORM 8-K
                          CURRENT REPORT

              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) July 7,1997 (July 7, 1997)



                        GLOBAL MARINE INC.

__________________________________________________________________
        (Exact name or registrant as specified in charter)



       Delaware               1-5471             95-1849298
 _________________________   _____________    __________________
(State or other jurisdiction  (Commission     (IRS employer
   of incorporation)          file number)    identification no.)



  777 N. Eldridge Parkway, Houston, Texas            77079
 __________________________________________    __________________
  (Address of principal executive offices)         (Zip Code)




  Registrant's telephone number, including area code  (281) 596-5100

The statements regarding future performance and results and the other statements that are not historical facts contained in this report are forward-looking statements. The words "expect," "project," "estimate," "predict" and similar expressions are also intended to identify forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the uncertainties involved in dealing with other parties and the risks that other parties' commitments to the Registrant and its subsidiaries could unexpectedly be breached, the uncertainties involved in litigation, particularly in foreign jurisdictions, and the risks that the outcome of litigation could be other than as expected, changes in the market for offshore drilling rigs and the risks of doing business in changing markets, and other factors discussed herein and in the Registrant's other Securities and Exchange Commission filings. Should one or more such risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.


ITEM 5.  OTHER EVENTS.

On July 7, 1997, the Registrant announced that its wholly owned subsidiary, Global Marine Drilling Company ("GMDC"), is acquiring two additional deep-water offshore drilling rigs. GMDC has agreed to buy the Maersk Vinlander, a third-generation semisubmersible, for $150 million and the Maersk Jutlander, also a third-generation semisubmersible, for $100 million.

The Maersk Vinlander is an Aker H-3.2 design rig currently equipped to drill in water depths to 1500 feet and capable of being upgraded for operations in more than 3000 feet of water. It was built in Canada at the Saint John Shipyard in 1984, is certified for operations in Canada, and is currently operating in the U.K. sector of the North Sea. The rig is currently under bareboat charter through January 1998.

The Maersk Jutlander, a Friede & Goldman L-907 design rig built in Gotaverken, Sweden, in 1982, is substantially similar to the Registrant's Glomar Arctic I and Glomar Arctic III semisubmersibles. It is currently equipped to drill in water depths to 1200 feet and is capable of being upgraded for operations in more than 3000 feet of water. The Jutlander is currently operating in the Norwegian sector of the North Sea and is also certified for operations in the U.K. sector. Concurrent with the purchase, the seller will enter into a bareboat charter with GMDC and continue using the rig to complete previous drilling commitments offshore Norway, paying GMDC $71 million over 3-1/2 years.

An injunction had been granted in an English court delaying the sale of the Maersk Vinlander based on a third party's allegation that the seller had granted it a right of first refusal, but the injunction has been lifted. The third-party plaintiff, however, has not withdrawn its underlying suit against GMDC for tortious interference, which is not expected to come to trial until 1999 at the earliest. In that suit the plaintiff seeks monetary damages and an order requiring that GMDC retransfer the Maersk Vinlander to the plaintiff. The Registrant believes the plaintiff's suit to be without merit and expects the matter to be resolved in GMDC's favor.

No downtime for modification of either the Maersk Vinlander or the Maersk Jutlander is anticipated in the near term.

The purchase of the Maersk Vinlander and the Maersk Jutlander will be funded from the Registrant's Credit Agreement dated February 12, 1997, with various lending institutions, Bankers Trust Company as Administrative Agent, and Societe Generale as Co-Agent (the "Credit Agreement"), plus cash on hand. In order to facilitate the purchase, the Registrant intends to enter into an amendment to the Credit Agreement increasing the credit available thereunder from $100 million to $250 million.

The Registrant also announced that GMDC has received three drilling commitments with a combined term of approximately nine months for the Glomar Arctic III, GMDC's U.K.-based semisubmersible. These contracts are expected to commence in the fourth quarter of 1997 and, together with the rig's current contract, are expected to generate approximately $61 million of revenue over the next 13 months.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
EXHIBITS.

(c)  Exhibits

     99.1 Memorandum of Agreement dated July 1, 1997, between Live Oak Company Limited as seller and Global Marine Drilling Company as buyer pertaining to the sale of the semisubmersible drilling rig "Maersk Vinlander."

     99.2 Memorandum of Agreement dated July 1, 1997, between a partnership between Aktieselskabet Dampskibsselskabet Svendborg and Dampskibsselskabet af 1912, Aktieselskab as seller and Global Marine Drilling Company as buyer pertaining to the sale of the semisubmersible drilling rig "Maersk Jutlander."


                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                         GLOBAL MARINE INC.



Date: July 7, 1997            By:  /s/Thomas R. Johnson

                                   Thomas R. Johnson
                                   Vice President
                                   and Corporate Controller